Exhibit 2.1
AGREEMENT AND PLAN OF REINCORPORATION MERGER
          THIS AGREEMENT AND PLAN OF REINCORPORATION MERGER (the “Agreement”), is dated as of September 22, 2005 (the “Effective Time of the Merger”), between VALLEY FORGE SCIENTIFIC CORP., a Pennsylvania corporation (the “Merged Corporation”), and VFSC DELAWARE, INC., a Delaware corporation (the “Surviving Corporation”) (collectively the “Constituent Corporations”).
WITNESSETH
          WHEREAS, the Surviving Corporation is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on June 2, 2005 and maintaining its registered office in the State of Delaware at 919 North Market Street, Wilmington, County of New Castle, Delaware, with the registered agent of the Surviving Corporation at such office being Fox Rothschild LLP;
          WHEREAS, the Merged Corporation is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, having been incorporated on March 27, 1980 and presently maintaining its registered office in the Commonwealth of Pennsylvania at 3600 Horizon Drive, King of Prussia, Pennsylvania 19406;
          WHEREAS, the Surviving Corporation has an authorized capitalization consisting of One Thousand (1,000) voting shares of common stock, $0.001 par value per share (“Surviving Corporation Common Stock”), and 1,000 shares have been issued and are outstanding and will be issued and outstanding as of the Effective Time of the Merger; and
          WHEREAS, the Merged Corporation has an authorized capitalization consisting of Fifty Million (50,000,000) voting shares of common stock, no par value per share (“Merged Corporation Common Stock”), and 23,913,624 shares have been issued and are outstanding and will be issued and outstanding as of the Effective Time of the Merger; and

          WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable upon the terms and subject to the conditions herein stated, that the Merged Corporation be merged with and into the Surviving Corporation, which will thereafter be known as Synergetics USA, Inc., and that the Surviving Corporation be the surviving corporation with the outstanding shares of Merged Corporation Common Stock being converted into shares of Surviving Corporation Common Stock (collectively, the “Merger”).
          NOW THEREFORE, it is agreed as follows:
1. TERMS.
          1.1 Upon the Effective Time of the Merger, Valley Forge Scientific Corp. shall be merged with and into VFSC Delaware, Inc., and VFSC Delaware, Inc. shall be the Surviving Corporation;
          1.2 Upon the Effective Time of the Merger, each of the 23,913,624 shares of then outstanding shares of Merged Corporation Common Stock, by virtue of the Merger shall be deemed cancelled, and without any action on the part of the holder thereof, shall be converted into shares of Surviving Corporation Common Stock at the ratio of one (1) share of Surviving Corporation Common Stock per one (1) share of Merged Corporation Common Stock;
          1.3 Each option, warrant, purchase right, unit or other security of the Merged Corporation issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and shall be an identical security of the Surviving Corporation, convertible into the right to acquire the same number of shares of the Surviving Corporation Common Stock as the number of shares of the Merged Corporation Common Stock that were acquirable pursuant to such option, warrant, purchase right, unit or other security. The same number of shares of the Surviving Corporation Common Stock shall be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities as is equal to the number of shares of the Merged Corporation Common Stock so reserved as of the Effective Time of the Merger.

          1.4 Each share of the Surviving Corporation Common Stock owned by the Merged Corporation shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.
          1.5 From and after the Effective Time of the Merger, any holder of outstanding shares of Merged Corporation Common Stock may surrender certificates representing such shares of Merged Corporation Common Stock in exchange for certificates registered in the name of such holder representing shares of Surviving Corporation Common Stock of like amount; provided, however, that if any certificate representing the shares of Surviving Corporation Common Stock is to be issued in a name other than that in which the certificate therefor representing the share of Merged Corporation Common Stock surrendered is registered, it shall be a condition of such issuance that the certificate so surrendered shall be properly endorsed with signature Medallion® guaranteed or otherwise in proper form for transfer and that the person requesting such issuance shall either pay to the Surviving Corporation or its transfer agent(s) any transfer or other taxes required by reason of the issuance of certificates representing the shares of Surviving Corporation Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation or its transfer agent(s) that such tax has been paid or is not applicable.
          1.6 Upon the Effective Time of the Merger, the name of the Surviving Corporation shall be changed to Synergetics USA, Inc.

     2. EFFECTIVE DATE.
          2.1 This Agreement shall be duly adopted, approved and declared advisable by the Board of Directors of each of the Constituent Corporations in accordance with laws of the State of Delaware and the Commonwealth of Pennsylvania. The Agreement shall be submitted for approval to the stockholders of the Surviving Corporation and the shareholders of the Merged Corporation entitled to vote thereon as provided by the applicable laws of the State of Delaware and the Commonwealth of Pennsylvania for such approval. If this Agreement receives the requisite approvals, it shall be executed in accordance with the laws of the State of Delaware and the Commonwealth of Pennsylvania, and all appropriate filings shall be made with the Secretary of State of Delaware, the Secretary of the Commonwealth of Pennsylvania and with any other necessary or appropriate governmental authority.
     3. COVENANTS AND AGREEMENTS.
          3.1 The Merged Corporation covenants that (1) all of the members of its Board of Directors have approved this Agreement as provided by law; and (2) it shall submit this Agreement for adoption by vote to its shareholders and that it will furnish to such shareholders such documents and information in connection therewith as is required by law.
          3.2 The Surviving Corporation covenants and agrees that (1) all of the members of its Board of Directors have approved this Agreement as provided by law, (2) it shall submit this Agreement for adoption by vote to its stockholders and that it will furnish to such stockholders such documents and information in connection therewith as is required by law, and (3) the Surviving Corporation will not permit any change in its capital stock prior to the Effective Time of the Merger without obtaining the prior written consent of the Merged Corporation.
     4. CERTIFICATE OF INCORPORATION AND BYLAWS.
          4.1 The certificate of incorporation of VFSC Delaware, Inc. in effect at the Effective Time of the Merger shall be the certificate of incorporation of the Surviving Corporation following consummation of the Merger, until amended in accordance with the provisions provided therein or applicable law.
          4.2 The bylaws of VFSC Delaware, Inc. in effect at the Effective Time of the Merger shall be the bylaws of the Surviving Corporation following consummation of the Merger, until amended in accordance with the provisions provided therein or applicable law.
     5. OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION.
          5.1 The officers of the Merged Corporation at the Effective Time of the Merger shall, from and after the Effective Time of the Merger, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.
          5.2 The directors and the members of the various committees of the board of directors of the Merged Corporation at the Effective Time of the Merger shall, from and after the Effective Time of the Merger, be the directors and members of such committees of the Surviving Corporation, serving in the same classes and capacities, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.
          5.3 The corporate governance policies and board committee charters of the Merged Corporation shall, from and after the Effective Time of the Merger, be the corporate governance policies and board committee charters of the Surviving Corporation, until amended in accordance with the governing documents of the Surviving Corporation or applicable law.
     6. AMENDMENT AND TERMINATION.
          6.1 At any time prior to the Effective Time of the Merger, this Agreement may be amended by the Boards of Directors of the Constituent Corporations to the extent permitted by the laws of the State of Delaware and the Commonwealth of Pennsylvania, notwithstanding favorable action on the Merger by the stockholders and shareholders of the Constituent Corporations.

          6.2 At any time prior to the Effective Time of the Merger, this Agreement may be terminated or abandoned by the Board of Directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the stockholders and shareholders of the Constituent Corporations.
     Each of the Constituent Corporations has caused this Agreement to be executed and sealed by its President, all as of the date first above written.

VALLEY FORGE SCIENTIFIC CORP.

The Merged Corporation,
By:	/s/ Gregg D. Scheller
Name: Gregg D. Scheller Title: President & Chief Executive Officer

VFSC DELAWARE, INC.

The Surviving Corporation,
By:	/s/ Jerry L. Malis
Name: Jerry L. Malis Title: President & Chief Executive Officer